4:

A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	9,571,534,061.90	94.706
Withheld	535,046,550.56	5.294
TOTAL	10,106,580,612.46	100.000
Dennis J. Dirks
Affirmative	9,617,796,990.25	95.164
Withheld	488,783,622.21	4.836
TOTAL	10,106,580,612.46	100.000
Edward C. Johnson 3d
Affirmative	9,539,083,686.89	94.385
Withheld	567,496,925.57	5.615
TOTAL	10,106,580,612.46	100.000
Alan J. Lacy
Affirmative	9,607,563,862.04	95.062
Withheld	499,016,750.42	4.938
TOTAL	10,106,580,612.46	100.000
Ned C. Lautenbach
Affirmative	9,603,806,416.74	95.025
Withheld	502,774,195.72	4.975
TOTAL	10,106,580,612.46	100.000
Joseph Mauriello
Affirmative	9,612,659,446.51	95.113
Withheld	493,921,165.95	4.887
TOTAL	10,106,580,612.46	100.000
Cornelia M. Small
Affirmative	9,614,816,782.29	95.134
Withheld	491,763,830.17	4.866
TOTAL	10,106,580,612.46	100.000
William S. Stavropoulos
Affirmative	9,571,153,931.46	94.702
Withheld	535,426,681.00	5.298
TOTAL	10,106,580,612.46	100.000
David M. Thomas
Affirmative	9,621,852,551.96	95.204
Withheld	484,728,060.50	4.796
TOTAL	10,106,580,612.46	100.000
Michael E. Wiley
Affirmative	9,612,026,895.94	95.107
Withheld	494,553,716.52	4.893
TOTAL	10,106,580,612.46	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	7,368,931,360.00	72.912
Against	1,653,337,279.78	16.359
Abstain	567,396,068.00	5.614
Broker Non-Votes	516,915,904.68	5.115
TOTAL	10,106,580,612.46	100.000

A Denotes trust-wide proposal and voting results.